Exhibit 2

Execution Version

CONSORTIUM AGREEMENT

GL Capital Management GP Limited

Jade Park Investments Limited

Bank of China Group Investment Limited

and

ABG Management Limited

Dated as of February 22, 2016

TABLE OF CONTENTS

i

Section 9.05	Headings	11
Section 9.06	Negotiation of the Agreement	11

SCHEDULE A OWNERSHIP OF COMPANY STOCK		S-A-1

ii

THIS CONSORTIUM AGREEMENT is made as of February 22, 2016, by and between GL Capital Management GP Limited, a company incorporated under the laws of Cayman Islands (“GL Capital”), Jade Park Investments Limited, a company incorporated under the laws of the Cayman Islands (“Jade Park”), Bank of China Group Investment Limited, a company incorporated under the laws of Hong Kong (“BOCGI”) and ABG Management Limited, a company incorporated under the laws of the Cayman Islands (“ABG”). Each of GL Capital, Jade Park, BOCGI and ABG is referred to herein as a “Consortium Member” and collectively, the “Consortium Members”. Unless otherwise set forth herein, capitalized terms have the meanings ascribed to such terms as set forth in Section 9.01.

WHEREAS, GL Capital received a process letter (the “Process Letter”) from SciClone Pharmaceuticals, Inc. (the “Company”), a company listed on the NASDAQ Global Select Market (the “NASDAQ”), pursuant to which the Company has initiated a process (the “Process”) to identify, examine and consider a range of strategic alternatives available to the Company;

WHEREAS, the Consortium Members wish to form a consortium (the “Consortium”) to participate in the Process and evaluate a potential transaction involving the Company in which the consortium would acquire all of the shares of company stock, par value $0.001 per share, of the Company (the “Company Stock”), not already owned by the Consortium Members or any other transaction involving the Company pursuant to the Process or otherwise (the “Transaction”); and

WHEREAS, each Consortium Member beneficially owns (as defined under Rule 13d-3 of the Exchange Act), directly or through its Affiliates, all of the Company Stock set forth opposite to its name on Schedule A attached hereto;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consortium Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

PARTICIPATION IN PROCESS; ADVISORS

Section 1.01        Participation in the Process and the Transaction. Each Consortium Member shall (a) cooperate and proceed in good faith to participate in the Process and/or the Transaction as a member of the Consortium, and (b) unless otherwise agreed by the Consortium, comply with, and cause its Representatives and Affiliates to comply with, the terms and requirements of the Process as set out in the Process Letter and the confidentiality agreements with the Company entered into by a Consortium Member or an Affiliate of a Consortium Member.

Section 1.02         Information Sharing and Roles. (a) Each Consortium Member shall (i) share all information reasonably necessary to evaluate the Company, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (ii) provide the other Consortium Members with all information reasonably required concerning such Consortium Member or any other matter relating to such Consortium Member in connection with the Transaction, (iii) provide timely responses to requests by another Consortium Member for information, and (iv) apply the level of resources and expertise that such Consortium Member considers is necessary and appropriate to meet its obligations under this Agreement. Unless the Consortium Members otherwise agree, none of the Consortium Members shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation MA of the Exchange Act) with respect to the Company or the Company Stock. Notwithstanding the foregoing, no Consortium Member shall be required to make available to the other Consortium Members any of its internal investment committee materials or analyses or any information which it considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality.

(b)           The Consortium Members shall work together in good faith to agree on necessary public statements about their intentions in relation to the Company. The issuance of any such public statement shall be subject to Section 5.01.

Section 1.03        Appointment of Advisors. (a) The Consortium Members shall agree to the scope and engagement terms of all advisors to the Consortium Members in connection with the Transaction. Skadden, Arps, Slate, Meagher & Flom LLP and a financial advisor have been jointly selected by the Consortium Members as U.S. legal counsel and financial advisor, and an accounting firm will be selected by the Consortium Members as financial due diligence and tax advisor, in each case, to represent the Consortium in connection with the Transaction.

(b)           If a Consortium Member requires separate representation in connection with specific issues arising out of the Process or the Transaction, it may retain other advisors to advise it. Each Consortium Member which engages separate advisors shall provide prior notice to the other Consortium Members of such engagement. Each Consortium Member which engages any separate advisors shall be solely responsible for the fees and expenses of any such separate advisors unless otherwise agreed by the parties.

ARTICLE II

TRANSACTION COSTS

Section 2.01        Expenses and Fee Sharing. (a) If the Transaction is consummated, at or immediately following such consummation, the Consortium, through the acquisition vehicle formed to consummate the Transaction or the Company, shall reimburse the Consortium Members (or their respective designees) for, or pay on behalf of the Consortium Members, as the case may be, all of the out-of-pocket costs and expenses incurred by or on behalf of the Consortium in connection with the Transaction, including, without limitation, the fees, expenses and disbursements of advisors retained jointly by the Consortium Members under Section 1.03(a) (collectively, the “Consortium Expenses”).

(b)           If the Transaction is not eventually consummated or this Agreement is terminated with respect to any withdrawing Consortium Member pursuant to Section 4.01(a), in each case, without any breach of this Agreement by any Consortium Member, the Consortium Members agree to share, ratably based on each Consortium Member’s Respective Proportion, the lesser of (i) the Consortium Expenses incurred prior to the termination of this Agreement with respect to all Consortium Members or with respect to such withdrawing Consortium Member, as the case may be, and (ii) US$1,500,000, and pay such amount promptly upon receipt of invoices.

(c)           If the Transaction is not eventually consummated due to a breach of this Agreement by one or more Consortium Members, the breaching Consortium Member(s) shall, jointly and severally, pay the Consortium Expenses and reimburse each non-breaching Consortium Member for the Consortium Expenses and all out-of-pocket costs and expenses, including any advisor fees and expenses (including fees and expenses of any financing banks), incurred by such Consortium Member in connection with the Process and/or the Transaction and pay or reimburse such Consortium Expenses promptly upon receipt of invoices.

ARTICLE III

EXCLUSIVITY

Section 3.01         Exclusivity Period. During the period beginning on the date hereof and ending on the earlier of (i) the six-month anniversary of the date hereof and (ii) the date on which this Agreement is terminated pursuant to Section 4.01(b) or Section 4.01(c) (the “Exclusivity Period”), each Consortium Member shall:

(a)           work exclusively with the other Consortium Members to participate in the Process and implement the Transaction, including to: (i) evaluate the Company; (ii) formulate the terms of one or more joint non-binding or binding (as the circumstance may require) proposals in connection with the Transaction (the “Proposal”); (iii) prepare and submit to the Company the Proposal; and (iv) conduct negotiations with the Company on the terms of the definitive agreements in connection the Transaction;

(b)           not, without the written consent of the other Consortium Members, directly or indirectly, either alone or with any of its Representatives and Affiliates: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Company Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is inconsistent with the Transaction as contemplated under this Agreement; (v) acquire or dispose of any Company Securities, including to (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Company Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Company Securities, in each case, except as expressly contemplated under this Agreement, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Company Securities, or any right, title or interest thereto or therein, or (C) deposit any Company Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Company Securities, (vi) take any action that would have the effect of preventing, disabling or delaying the Consortium Member from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 3.01(b);

(c)           immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)           notify the other Consortium Members promptly if it or any of its Representatives and Affiliates receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Consortium Members the identity of any other persons involved and the nature and content of the approach or communication.

ARTICLE IV

TERMINATION

Section 4.01         Failure to Agree. (a) If (i) the Consortium Members are unable to agree among themselves upon any material terms of the Transaction (including the terms of any debt financing for the Transaction), (ii) a Consortium Member, in its sole discretion, is not satisfied with the results of the due diligence investigation on the Company, or (iii) a Consortium Member fails to obtain the approval of its investment committee or other applicable internal authorization; then in all three instances a Consortium Member may cease its participation in the Consortium where upon this Agreement shall terminate with respect to such withdrawing Consortium Member and the provisions of Section 4.02 shall apply.

(b)           This Agreement shall terminate at any time upon the mutual written agreement of each Consortium Member who has not withdrawn.

(c)           This Agreement shall terminate automatically and without any further action on the part of any Consortium Member upon the execution of the definitive agreements in connection with the Transaction by the Consortium or any other transaction involving the Company by any third party.

Section 4.02         Effect of Termination. (a) Upon termination of this Agreement with respect to a Consortium Member under Section 4.01(a), Article II (Transaction Costs), Article III (Exclusivity), Article IV (Termination), Section 5.02 (Confidentiality), Article VI (Notices) and Article VIII (Miscellaneous) shall continue to bind such Consortium Member.

(b)           Upon termination of this Agreement with respect to all Consortium Members under Section 4.01(b) or Section 4.01(c), Article II (Transaction Costs), Article IV (Termination), Section 5.02 (Confidentiality), Article VI (Notices) and Article VIII (Miscellaneous) shall continue to bind the Consortium Members.

ARTICLE V

ANNOUNCEMENTS AND CONFIDENTIALITY

Section 5.01         Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Consortium Member without the prior written consent of the other Consortium Members, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 5.02        Confidentiality. (a) Except as permitted under Section 5.03, each Consortium Member shall not, and shall direct that its Representatives and Affiliates do not,

without the prior written consent of the other Consortium Members, disclose any Confidential Information received by it (the “Recipient”) from any other Consortium Member (the “Discloser”). Each Consortium Member shall not and shall direct its Representatives and Affiliates not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)           Subject to Section 5.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), at the election of the Recipient, destroy, any such Confidential Information contained in any material in its or its Representatives or Affiliates’ possession or control.

(c)           Each of the Consortium Members may retain in a secure archive a copy of the Confidential Information referred to in Section 5.02(b) if the Confidential Information is required to be retained by the Consortium Member for regulatory purposes or in connection with a bona fide document retention policy.

(d)           Each Consortium Member acknowledges that, in relation to Confidential Information received from the other Consortium Members, the obligations contained in Section 5.02 shall continue to apply for a period of twelve (12) months following termination of this Agreement unless otherwise agreed in writing.

Section 5.03         Permitted Disclosures. A Consortium Member may make disclosures of Confidential Information:

(a)           to those of its Representatives and Affiliates as such Consortium Member reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis;

(b)           if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Consortium Member or pursuant to whose rules and regulations such disclosure is required to be made, but only after consented to by other Consortium Members who shall work together in good faith to agree on the form and terms of that disclosure; or

(c)           if the information is publicly available other than through a breach of this Agreement by such Consortium Member, its Representatives or Affiliates.

ARTICLE VI

NOTICES

Section 6.01         Notices. Any notice, request, instruction or other document to be given hereunder by any Consortium Member to another Consortium Member shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to GL Capital:

Unit 3001, China World Tower 2
No. 1 Jian Guo Men Wai Avenue
Beijing 100004, People’s Republic of China
Attention:     Shirley Lin
Facsimile:      +86-10-5961-1210

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
No. 1 Jianguomenwai Avenue
Beijing 100004, China
Attention:     Jon Christianson / Daniel Dusek
Facsimile:      +86-10-6535-5577

If to Jade Park:

C203, Lufthansa Office Building
No. 50 Liangmaqiao
Beijing 100125, China
Attention:     Lanchu Liu
Facsimile:      +86-10-6465-1240

with a copy to:

Shearman & Sterling
12th Floor Gloucester Tower
15 Queen’s Road Central
Hong Kong
Attention:     Paul Strecker
Facsimile:      +852-2140-0303

If to BOCGI:

Bank of China Group Investment Limited
23rd Floor, 1 Garden Road,
Central, Hong Kong
Attention: Suet Mui Pang/Richard Zheng
Fax: (852) 2810 9736

If to ABG:

Unit 3002-3004,
30th Floor, Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Meng Li
Facsimile: +852 2562-2026

with a copy to (which alone shall not constitute notice):

Sullivan and Cromwell
28th Floor
Nine Queen’s Road Central
Hong Kong
Attention: Michael G. DeSombre
Facsimile: +852 2522-2280

or to such other address or facsimile number as such Consortium Member may hereafter specify for the purpose by notice to the other Consortium Member hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01         Representations and Warranties. (a) Each Consortium Member, on behalf of itself only, hereby represents and warrants to each of the other Consortium Members that: (i) it has full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly executed and delivered by such Consortium Member and the execution, delivery and performance of this Agreement by such Consortium Member and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on its part and no other actions or proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; (iii) assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, this Agreement constitutes the valid and binding agreement of such Consortium Member, enforceable against such Consortium Member in accordance with its terms; (iv) the execution and delivery of this Agreement by such Consortium Member does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon such Consortium Member, violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Consortium Member or any of its properties and assets, or result in the creation of, or impose any obligation on such Consortium Member to create, any lien, charge or other encumbrance of any nature whatsoever upon such Consortium Member’s properties or assets; (v) the information set forth on Schedule A with respect to such Consortium Member is true, correct and complete and such Consortium Member does not beneficially own, directly or through its Affiliates, any Company Securities other than those set forth opposite to its name on Schedule A, (vi) to the extent it beneficially owns any Company Security, whether directly or through its Affiliates, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, such shares of Company Stock are free and clear of any encumbrances or restrictions (other than any restrictions created by this Agreement), and it has sole voting power and sole power of disposition with respect to such Company Securities, with no restrictions on its rights of voting or disposition pertaining thereto and no person other than such Consortium Member has any right to direct or approve the voting or disposition of any of such Company Securities, (vii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction; and (viii) it has made adequate arrangements to ensure that the required funds are available to effect payment in full for its planned equity investment in the Transaction and its Respective Proportion of the Consortium Expenses.

Section 7.02         Separate Representations and Warranties. Each representation and warranty in Section 7.01 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

Section 7.03         Reliance. Each Consortium Member acknowledges that the other Consortium Members have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 7.01 and have been induced by them to enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01         Entire Agreement. This Agreement constitutes the entire agreement between the Consortium Members and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 8.02         Further Assurances. Each Consortium Member shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Consortium Members in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 8.03         Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Consortium Members to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 8.04         Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the relevant Consortium Member(s). No provision of this Agreement may be amended, waived, discharged or terminated other than by an instrument in writing signed by the Consortium Member against whom the enforcement of such amendment, waiver, discharge or termination is sought. No failure or delay by any Consortium Member in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.05         Language. The official text of this Agreement and any notices given or made hereunder shall be in English.

Section 8.06         Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Consortium Member shall not be assigned without the prior consent of the other Consortium Members. Nothing in this Agreement shall be construed as giving any person, other than the Consortium Members and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 8.07         No Partnership or Agency. The Consortium Members are independent and nothing in this Agreement constitutes a Consortium Member as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Consortium Member.

Section 8.08         Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Consortium Member has executed at least one counterpart.

Section 8.09         Governing Law; Arbitration. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, without giving effect to any choice of law or conflict of law rules or provisions. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the notice of arbitration is submitted in accordance with these Rules.  The arbitration shall be conducted in English.  There shall be three arbitrators and such arbitrators shall be selected in accordance with the Rules.

Section 8.10         Remedies. Each Consortium Member acknowledges and agrees that the other Consortium Members would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Without prejudice to the rights and remedies otherwise available at law or in equity to any Consortium Member, including the right to claim money damages for breach of any provision hereof, any Consortium Member may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

Section 8.11         Limitation on Liability.  The obligation of each Consortium Member under this Agreement is several (and not joint or joint and several).

ARTICLE IX

DEFINITIONS AND INTERPRETATION

Section 9.01         Definitions. In this Agreement, unless the context requires otherwise:

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person; provided, however, that with respect to BOCGI in Sections 1.01, 3.01(b), 3.01(d), 5.02(a), 5.02(b), 5.03(a), 5.03(c) and “Competing Proposal” in 9.01, “Affiliate” means any other person that is directly or indirectly Controlled by BOCGI. “Affiliates” and “Affiliated” shall be construed accordingly.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Company Securities” means Company Stock, warrants, options and any other securities which are convertible into or exercisable for Company Stock.

“Competing Proposal” means a proposal, offer or invitation to the Company, the Consortium Members or any of their respective Affiliates (other than the Proposal), that involves the direct or indirect acquisition of 10% of the Company, a sale of all or any significant amount of the assets of the Company, a restructuring or recapitalization of the Company, or some other action, agreement or transaction that is intended, that could reasonably be expected or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Consortium Members.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Consortium Member from any other Consortium Member in connection with this Agreement or the Transaction, unless such information is already known to such Consortium Member or to others not known by such Consortium Member to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Consortium Member and (b) the existence or terms of, and any negotiations or discussions relating to, the Transaction, this Agreement and any definitive agreements in connection with the Transaction.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Representative” of a Consortium Member means such Consortium Member’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Consortium Member, the proportion that such Consortium Member’s planned equity investment in the Transaction bears to all Consortium Members’ aggregate planned investment in the Transaction (including, for the avoidance of doubt, planned investment through rollover of Company Stock).

Section 9.02         Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

Section 9.03         Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Consortium Members are references respectively to the Consortium Members and their legal personal representatives, successors and permitted assigns.

Section 9.04         Meaning of References. In this Agreement, unless the context requires otherwise:

(a)           words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)           references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)           references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d)           any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e)           references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time; and

(f)           references to “$” are to the lawful currency of the United States of America, as at the date of this Agreement.

Section 9.05         Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Section 9.06         Negotiation of the Agreement. The Consortium Members have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Consortium Members and no presumption or burden of proof shall arise favoring or disfavoring any Consortium Member by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Consortium Members have caused this Agreement to be executed and delivered as of the date first written above.

GL Capital Management GP Limited

By:	/s/ Zhenfu Li
Name: Zhenfu Li
Title: Director

Jade Park Investments Limited

By:	/s/ Lanchu Liu
Name: Lanchu Liu
Title: Director

Bank of China Group Investment Limited

By:	/s/ SER Chak Lam
Name: SER Chak Lam
Title: Assistant to CEO

ABG Management Limited

By:	/s/ Fan Yu
Name: Fan Yu
Title: Director

[Consortium Agreement Signature Page]

Schedule A
Ownership of Company Stock

Shareholder	Record Owner of Shares of Company Stock	Beneficial Owner of Shares of Company Stock	Other Type of Securities
GL Capital	Nil	4,750,116	Nil
Jade Park	Nil	8,888	Nil
BOCGI	Nil	Nil	Nil
ABG	678,077	678,077	Nil